EXHIBIT 10.61

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 3, 2011 (the “Agreement”), between SMA Acquisition LLC, a Delaware limited liability company (“Buyer”), and PSC Industries, Inc., a Delaware corporation (“Seller”) and PMC Global Inc., a Delaware corporation (“Guarantor”).

WHEREAS, the Seller’s Olsen Medical division is in the business of designing, developing and manufacturing electrosurgical instruments and accessories (the Olsen Medical division shall be defined as the “Business”);

WHEREAS, the parties desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from Seller, all of the right, title and interest of Seller in and to the Purchased Assets (as hereinafter defined) of the Business, and that Buyer assume the Assumed Liabilities (as hereinafter specifically identified) of the Business, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the Guarantor is the sole shareholder of PMC, Inc., and PMC, Inc. is the sole shareholder of the Seller.  The Guarantor has agreed to guarantee certain obligations of the Seller.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.

“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers of the Business and (b) any other account or note receivable related to the Business, together with, in each case, the full benefit of any security interest therein.

 “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Agreements” means the Bill of Sale, Assignments, Non-Compete Agreements, Employment Agreements, Transition Services Agreement, and the other agreements, instruments and documents delivered at the Closing.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials and other documents, records and files, in each case Related to the Business, including books and records relating to Seller’s Intellectual Property and the employee and personnel records of the Transferred Employees.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Indiana are authorized or required by Law to close.

“Business Employee” means any individual employed by any Seller in, or in connection with, the Business.

“Buyer’s Knowledge” means, with respect to any fact or matter, the knowledge of Buyer’s senior management team  after reasonable investigation concerning the existence of the fact or matter in question.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case Related to the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Seller, as defined in Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit (whether drawn upon or not) or similar facilities, and (g) any guaranty of any of the foregoing.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business, including all such items (a) located on the Real Property, (b) in transit from suppliers of the Business, (c) held for delivery by suppliers of the Business, or (d) held on consignment by third parties.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.

“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which Seller maintain adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Pre-Closing Environmental Liabilities” means Liabilities arising out of (a) the ownership or operation of the Business at any time on or prior to the Closing or (b) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by Seller Related to the Business at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

“Related to the Business” means used, held for use or acquired or developed for use in the Business or otherwise relating to, or arising out of, the operation or conduct of the Business.

“Seller’s Actual Knowledge” means, with respect to any fact or matter, what is actually known to Seller or Guarantor at the time of any representation, statement or disclosure made by Seller or Guarantor in this Agreement, without any duty on the part of Seller or Guarantor to inquire or investigate any such fact or matter.

“Seller’s Knowledge” means, with respect to any fact or matter, the knowledge of any Seller or Guarantor employee in the course of their normal duties and after reasonable investigation concerning the existence of the fact or matter in question.

 “Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Vacation Accrual” means the total value for all employees of their outstanding vacation hours valued by employee at their current rate of pay.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

1.2          Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	4.19(a)
Agreement	Preamble
Allocation Statement	2.7
Annual Financial Statements	4.4(a)(i)
Assigned Contracts	2.1(d)
Assignment and Assumption of Lease	3.2(e)
Assumed Liabilities	2.3
Balance Sheet	4.4(b)
Balance Sheet Date	4.4(b)
Business	Recitals
Business Authorizations	4.10(a)
Buyer	Preamble
CERCLA	4.22(a)(iv)
Closing	3.1
Closing Date	3.1
Closing Date Working Capital Differential	2.6
COBRA	6.3(i)
Consents	4.3(a)
Copyrights	4.14(a)
Environment	4.22(a)(i)
Environmental Action	4.22 (a)(ii)
Environmental Clean-up Site	4.22 (a)(iii)
Environmental Laws	4.22 (a)(iv)
Environmental Permit	4.22(a)(v)
Excluded Assets	2.2

Excluded Contracts	2.2(b)
Excluded Liabilities	2.4
Financial Statements	4.4(a)
Hazardous Substances	4.22(a)(vi)
In-Bound Licenses	4.14(c)
Indemnification Deductible	7.1(a)
Indemnified Party	7.2
Indemnifying Party	7.2
Intellectual Property	4.14(a)
Intellectual Property Rights	4.14(a)
Interim Balance Sheet	4.4(b)
Interim Balance Sheet Date	4.4(b)
Interim Financial Statements	4.4(a)(ii)
Lease	4.13(c)
Leased Real Property	4.13(a)
Liabilities	4.5
Marks	4.14(a)
Material Contract	4.17(b)
Minor Contracts	4.17(e)
Nondisclosure Agreements	4.14(i)
Out-Bound Licenses	4.14(d)
Owned Real Property	4.13(a)
Patents	4.14(a)
PCBs	4.22(i)
Pension Plan	4.20(b)
Personal Property	4.11(a)
Policies	4.23(a)
Post-Closing Tax Period	6.4(b)
Pre-Closing Tax Period	6.4(b)
Products	4.24(a)
Proprietary Information	4.14(a)
Purchase Price	2.5
Purchased Assets	2.1
RCRA	4.22(a)(iv)
Real Property	4.13(a)
Release	4.22(a)(vii)
Restricted Contract	2.8(a)
Section 1060 Forms	2.7
Seller	Preamble
Seller’s Disclosure Schedule	Preamble Article IV
Seller’s Employees	6.3(f)
Seller’s Benefit Plans	4.20(a)
Seller’s Intellectual Property	4.14(e)
Seller’s Owned Intellectual Property	4.14(b)
Seller’s Registered Items	4.14(f)
Software	4.14(a)
Transferred Employees	6.3(b)
Transition Services Agreement	3.2(h)
Closing Date Working Capital Target	2.6
Work Product Agreements	4.14(j)

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens except for Permitted Liens, the entire right, title and interest of Seller in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are Related to the Business other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets include the following assets, properties and rights:

(a)           all Inventory;

(b)           all Equipment;

(c)           all Seller’s Intellectual Property used in the Business, including, but not limited to, the name “Olsen Medical,” as specifically listed in Seller’s Disclosure Schedule 4.14b and 4.14c;

(d)           all Contracts Related to the Business that are approved by Buyer and set forth on Schedule 2.1(d) (the “Assigned Contracts”);

(e)           all Accounts Receivable;

(f)            all Business Authorizations;

(g)           all Books and Records;

(h)           all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Purchased Assets or the Assumed Liabilities;

(i)            all insurance benefits, including rights and proceeds, excluding returned premiums and cancellation proceeds, arising from or relating to the other Purchased Assets or the Assumed Liabilities;

(j)            all prepaid expenses Related to the Business;

(k)           all security deposits, earnest deposits and all other forms of deposit or security placed with or by Seller for the performance of an Assigned Contract;

(l)            all goodwill of the Business as going concern; and

(m)          all other assets Related to the Business specifically listed in Schedule 2.6.

2.2          Excluded Assets.  The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and neither Buyer nor any Subsidiary of Buyer is purchasing, acquiring or accepting from Seller, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):

(a)           all cash, cash equivalents and bank accounts of Seller;

(b)           all Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(c)           all Policies (as hereinafter defined) and, subject to Section 2.1(i) hereof, all rights and benefits thereunder;

(d)           the assets, properties and rights specifically set forth on Schedule 2.6 as remaining with Seller;

(e)           the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Agreements.

2.3          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall assume effective as of the Closing, and from and after the Closing Buyer shall pay, discharge or perform when due, as appropriate, only the Liabilities of Seller in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date, including, without limitation, the accounts payable and accrued expenses of the Business set forth on Schedule 2.6 (the “Assumed Liabilities”).

2.4          Excluded Liabilities.  Neither Buyer nor any of its Affiliates shall assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than the Assumed Liabilities set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Seller:

(a)           all Liabilities for (i) Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period and (ii) Taxes of Seller or any Affiliate of Seller;

(b)           all Liabilities in respect of the Excluded Contracts and other Excluded Assets;

(c)          all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property Rights and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by Seller, or otherwise arising out of or incurred in connection with the conduct of the Business on or before the Closing Date;

(d)          all Pre-Closing Environmental Liabilities;

(e)          all Indebtedness of the Business except Assumed Liabilities;

(f)           all Liabilities under Seller’s Benefit Plans;

(g)          all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of counsel, accountants and other experts; and

(h)          all unknown liabilities Related to the Business existing at Closing.

2.5	Purchase Price. At Closing, the consideration to be paid by Buyer to Seller for the Purchased Assets (the “Purchase Price”) shall be as follows:

(a)	Buyer shall pay by wire transfer of immediately available funds the sum of $11,000,000 to or for the benefit of Seller, subject to post-Closing adjustment as provided in Section 2.6; and

(b)	the amount of Assumed Liabilities.

2.6          Working Capital Adjustment.   The difference between the Purchased Assets and the Assumed Liabilities as of June 30, 2011, as reflected in Schedule 2.6, will be updated by Seller within 30 days of the Closing Date to reflect such difference through the Closing Date (the “Closing Date Working Capital Differential”). The Closing Date Working Capital Differential is intended by the Parties to be $2,400,000.00 including the LIFO reserve as reflected on Seller’s Balance Sheet under account line item135000 (the “Closing Date Working Capital Target”). If the actual Closing Date Working Capital Differential turns out to be less than the Closing Date Working Capital Target, then Seller shall refund this difference to Buyer on a dollar-for-dollar basis within 30 days.

2.7          Allocation.  As soon as reasonably practicable following the Closing, Buyer shall deliver to Seller an allocation statement setting forth Buyer’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”). In the event that the Purchase Price is adjusted pursuant to Section 2.6, Buyer shall deliver to Seller a revised Allocation Statement as soon as reasonably practicable following the final determination of the Adjustment Summary Statement. Except as otherwise required by Law, Buyer and Seller shall file IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. Buyer and Seller shall cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable Law. Buyer and Seller agree to treat any payments made pursuant to the Indemnification Agreement as an adjustment to the Purchase Price for Tax purposes.

2.8          Consents.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.8(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (“Restricted Contract”).  Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

(b)           To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Buyer may elect to proceed with the Closing, in which case Seller shall continue to use its reasonable best efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained. Seller shall cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller under such Restricted Contract or other Purchased Asset. Seller shall pay and discharge, and shall indemnify and hold harmless, Buyer and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer.

(c)           Nothing contained in this Section 2.8 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to obtain all Consents, nor shall this Section 2.8 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Assigned Contracts or other Purchased Asset as to which a Consent may be necessary.

ARTICLE III
CLOSING

3.1          Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on August 15, 2011, or later as agreed to by the parties.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.2          Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(a)           a Bill of Sale in the form of Exhibit A hereto duly executed by Seller;

(b)           assignments of the Assigned Contracts duly executed by Seller and in a form acceptable to Buyer;

(c)           such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

(d)           a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller and certifying that it is selling the Purchased Assets to Buyer pursuant hereto;

(e)           either an Assignment and Assumption of Lease or new lease on terms acceptable to Buyer;

(f)            Employment Agreements with (i) Larry Potts; (ii) Jack Stroski; (iii) Nunilon Tabermejo; and (iv) Jeff Smith;

(g)           a Non-Competition Agreement with Seller and Guarantor in the form attached hereto as Exhibit B;

(h)           an assignment document in recordable form duly executed by Seller (or the assignee of record for such Intellectual Property) for the purpose of transferring to Buyer Seller’s interest in each item of Intellectual Property included in the Seller’s Disclosure Schedule 4.14b and 4.14c;

(i)            an executed transition services agreement between Buyer and Seller providing for an orderly transition of business during the days following the Closing (the “Transition Services Agreement”) in a form substantially similar to the form attached hereto as Exhibit C; and

(j)            releases of all Liens affecting the Purchased Assets shown on Schedule 3.2(j) hereto; and

(k)           certified resolutions of the Seller and the Guarantor authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby.

3.3          Deliveries by Buyer at the Closing.  At the Closing, Buyer shall deliver to Seller the following:

(a)           the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(b)           the Transition Services Agreement; and

(c)           certified resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, jointly and severally, represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller’s Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller’s Disclosure Schedule. The Seller’s Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. Each exception to a representation and warranty set forth in the Seller’s Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Seller’s Disclosure Schedule, and no other representation or warranty.

4.1          Organization and Good Standing.  PSC Industries, Inc. is a corporation, validly existing and in good standing under the Laws of the state of Delaware, has all requisite power to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification except for those jurisdictions where the failure to be so qualified and in good standing could not individually or in the aggregate have a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business of Seller.  Seller is not in default under its Charter Documents.  Schedule 4.1 is a list of all Seller’s affiliates and subsidiaries.

4.2          Authority and Enforceability.

(a)           Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           Seller has the requisite power and authority to enter into each Ancillary Agreement to which it is, or specified to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by Seller of each Ancillary Agreement to which it is, or specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate, limited liability company or other action on the part of Seller. Prior to the Closing, Seller will have duly executed and delivered each Ancillary Agreement to which it is, or specified to be, a party. The Ancillary Agreements will constitute the valid and binding obligation of Seller thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens, except as may otherwise be disclosed in Seller’s Disclosure Schedule.

4.3          No Conflicts; Consents.

(a)           The execution and delivery of this Agreement by Seller does not, and the execution and delivery of each Ancillary Agreement to which Seller is, or specified to be, a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Seller, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which Seller is a party, (B) of which Seller is a beneficiary or (C) by which Seller or any of its respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Seller, except for any such violations, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not in the aggregate be material to the Business and the Purchased Assets taken as a whole. Section 4.3(a) of the Seller’s Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Seller is a party (collectively, “Consents”) in order (i) in the case of Contracts that are not Assigned Contracts, to preserve all rights and benefits of Seller thereunder and (ii) in the case of Contracts that are Assigned Contracts, to sell, assign, transfer, convey and deliver to, Buyer all rights and benefits of Seller thereunder without any impairment or alteration whatsoever.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Consents, registrations, declarations, filings and notices as may be required under the HSR Act and the Other Antitrust Laws.

4.4          Financial Statements.

(a)           The Seller’s Disclosure Schedule 4.4 contains true and complete copies of the financial statements of the Business as of the Closing Date, as of December 31, 2010 and as of December 31, 2009 and interim financial statements for the periods ended March 31, 2011 and June 30, 2011(the “Financial Statements”):

(b)           The Financial Statements are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of March 31, 2011 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains with respect to the Business a standard system of accounting established and administered in accordance with GAAP.

4.5          No Undisclosed Liabilities.  The Business has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.6          Inventory.  Each item of Inventory is (a) free of any material defect or other deficiency, (b) of a quality, quantity and condition useable and, as to finished goods, saleable in the ordinary course of the Business and (c) properly stated on the Interim Balance Sheet (to the extent existing on the date thereof) and on the books and records of the Business at, the lesser of cost or fair market value. None of such Inventory is slow moving (more than 24 months excess) or obsolete and no write-down of such Inventory has been made or should have been made in the period since January 1, 2011. The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Business. All of such Inventory is located at the facilities of the Seller and no Inventory is held on a consignment basis.

4.7          Accounts Receivable.  The Accounts Receivable of the Business as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within 120 days after billing at the full recorded amount thereof less the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of Accounts Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Business. The allowance for collection losses on the Interim Balance Sheet and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Business, have been determined in accordance with GAAP consistent with past practice. The Accounts Receivable existing as of the Closing Date will be collectible within 120 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Business as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein).

4.8          Taxes.  Solely with respect to Taxes for which the Seller is separately liable and that affect the Purchased Assets:

(a)           All Tax Returns required to have been filed by or with respect to Seller and the Business have been duly and timely filed and each such Tax Return correctly and completely reflects Seller’s Liability for Taxes and all other information required to be reported thereon. All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid.

(b)           There is no action or audit now proposed, threatened or pending against, or with respect to, Seller in respect of any Tax. No director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Entity to assess any additional Taxes. Seller is not the beneficiary of any extension of time within which to file any Tax Return, nor has Seller made (or had made on its behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in any such jurisdiction. There are no Liens on any of the stock or assets of Seller with respect to Taxes.

(c)           Seller has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements incidental thereto.

(d)           The Seller’s Disclosure Schedule 4.8 (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 2008, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 2008.

(e)           Seller has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f)            Seller’s unpaid Taxes (i) did not, as of the Interim Balance Sheet Date, exceed the Liability reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(g)           Seller has no obligation to make a payment that is not deductible under Code §280G. Seller has disclosed on its income Tax Returns, all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Code §6662 (or any similar provision of state, local, or foreign law).

(h)           Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group filing a consolidated income Tax Return nor (ii) has any Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  Seller is not a party to any joint venture, partnership or other arrangement that is treated as a partnership or similar entity for purposes of the applicable income Tax Law.

(i)            Seller is not, nor at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and Seller is not a shareholder, directly or indirectly, in a passive foreign investment company.

(j)            Seller is not now or at any time been subject to (i) the overall foreign loss provisions of Section 904(f) of the Code or (ii) the recharacterization provisions of Section 952(c)(2) of the Code.

4.9          Compliance with Law.

(a)           Seller has, in all material ways, conducted, and is, in all material ways, conducting, the Business in compliance with all applicable Laws.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Seller to conduct the Business in compliance with, any applicable Law, except for any such violations, conflicts or failures to comply that would not in the aggregate be material to the Business and the Purchased Assets taken as a whole. Seller has not received notice regarding any violation of, conflict with, or failure to conduct the Business in material compliance with, any applicable Law.

4.10        Business Authorizations.

(a)           Seller owns, holds or lawfully uses in the operation of the Business all Authorizations which are necessary for it to conduct the Business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Business (the “Business Authorizations”) free and clear of all Liens, except where the failure to own, hold or lawfully use any such Business Authorizations would not in the aggregate be material to the Business and the Purchased Assets taken as a whole. Such Business Authorizations are valid and in full force and effect. All material Business Authorizations are listed in the Seller’s Disclosure Schedule 4.10.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization. Seller has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Authorization.  Seller is not in default, nor has Seller received notice of any claim of default, with respect to any Business Authorization.

4.11        Title to Personal Property.

(a)           The Seller’s Disclosure Schedule 4.11 sets forth a complete and accurate list of all personal properties and assets (“Personal Property”) that are Purchased Assets as of the date of this Agreement, specifying whether such Personal Property is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the leases.

(b)           With respect to Personal Property that it purports to own including all Personal Property reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of the Business since the date thereof).  Seller has good and transferable title to all such Personal Property, free and clear of all Liens except for Permitted Liens.

(c)           All leases under which Personal Property is leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.

(d)           The Seller’s Disclosure Schedule 4.11 sets forth a complete and accurate list of all prepaid expenses of the Business as of June 30, 2011.

4.12        Condition of Tangible Assets.  All Purchased Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and conform to all Laws and Authorizations relating to their construction, use and operation. There are no facts or conditions affecting such Purchased Assets that could interfere in any material respect with the use or operation thereof as used or operated for the 12 months preceding the date of this Agreement.

4.13        Real Property.

(a)           The Seller’s Disclosure Schedule 4.13 contains (i) a list of all real property and interests in real property owned in fee by Seller Related to the Business (the “Owned Real Property”), and (ii) a list of all real property and interests in real property leased by Seller Related to the Business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(b)           With respect to each parcel of Owned Real Property:

(i)           Seller has good and marketable title to each such parcel of Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which impairs the current or proposed use of such Owned Real Property.

(ii)          The legal description for such parcel of Owned Real Property contained in the deed thereof describes the property fully and accurately. All buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property are located within the boundary lines of such Owned Real Property and do not encroach on any easement, right of way or other encumbrance which burdens any portion of the Owned Real Property. No structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property.

(iii)         Seller has provided to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel.

(iv)         There are no outstanding options or rights of first refusal to purchase such parcel of Owned Real Property, or any portion thereof or interest therein.

(c)           With respect to Leased Real Property, Seller has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which Seller is a party or by which it is bound (each, a “Lease”). Seller has peaceful, undisturbed and exclusive possession of the Leased Real Property.  The Leases are legal, valid, binding, enforceable, in full force and effect, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.  The Leases have been duly assigned to the Buyer and such assignments are valid and enforceable as against the landlord and third parties.  No consents are required for such assignments, or to the extent that consents to the assignments are required, Seller has obtained such consents and has provided Buyer with copies of same.

(d)           To Seller’s Actual Knowledge, the uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict, or impair, the use of the Real Property for purposes of the Business.

(e)           To Seller’s Actual Knowledge, no Governmental Entity having the power of eminent domain over the Real Property has commenced or, to Seller’s Actual Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to Seller’s Actual Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof. Seller has not received notice of any pending or threatened special assessment proceeding affecting any portion of the Real Property.

(f)           To Seller’s Actual Knowledge, the Real Property and all present uses and operations of the Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. To Seller’s Actual Knowledge, the Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business do not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(g)           To Seller’s Actual Knowledge, the Real Property is in suitable condition for the conduct of the Business as currently conducted and as proposed to be conducted. To Seller’s Actual Knowledge, Seller has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

(h)           No Person other than Seller is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Seller the right of use or occupancy of the Real Property or any portion thereof. To Seller’s Actual Knowledge, no easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.

(i)            To Seller’s Actual Knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the use and operation of the Real Property in the conduct of the Business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Business and to permit compliance with the requirements of all Laws in the operation thereof. To Seller’s Actual Knowledge, no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(j)            Seller has provided Buyer copies of all completed environmental reports, title policies and surveys relating to the Real Property in Seller’s possession.

4.14        Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, websites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           The Seller’s Disclosure Schedule 4.14(b) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Seller and Related to the Business that is included in the Purchased Assets (whether exclusively, jointly with another Person or otherwise) (“Seller’s Owned Intellectual Property”); provided that the Seller’s Disclosure Schedule is not required to list items of Seller’s Owned Intellectual Property which are both (i) immaterial to the Business and (ii) not registered or the subject of an application for registration. Except as described in the Seller’s Disclosure Schedule, Seller owns the entire right, title and interest to all Seller’s Owned Intellectual Property free and clear of all Liens.

(c)           The Seller’s Disclosure Schedule 4.14(c) lists all licenses, sublicenses and other agreements that are included in the Purchased Assets (“In-Bound Licenses”) pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Related to the Business owned by a third party, including the incorporation of any such Intellectual Property into products of Seller and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d)           The Seller’s Disclosure Schedule 4.14(d) lists all licenses, sublicenses and other agreements that are included in the Purchased Assets (“Out-Bound Licenses”) pursuant to which Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller’s Owned Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)           Except as otherwise described in Seller’s Disclosure Schedule 4.14(e), Seller (i) exclusively owns the entire right, interest and title to each item of Intellectual Property listed on Seller’s Disclosure Schedule free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully uses or otherwise enjoys such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Seller’s Disclosure Schedule 4.14(c). The Seller’s Owned Intellectual Property listed on Seller’s Disclosure Schedule 4.14(b), together with Seller’s rights, if any, under the In-Bound Licenses listed in the Seller’s Disclosure Schedule 4.14(c) (collectively, the “Seller’s Intellectual Property”), constitutes all the Intellectual Property that is included in the Purchased Assets and used in the operation of the Business as it is currently conducted.

(f)           Except as otherwise described in Seller’s Disclosure Schedule 4.14(f), all registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Seller and included in the Seller’s Disclosure Schedule 4.14(b) (“Seller’s Registered Items”) and that are currently due have been paid and all documents and certificates related to such Seller’s Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller’s Registered Items. Except as otherwise described in Seller’s Disclosure Schedule 4.14(f), all Seller’s Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller. Except as otherwise described in Seller’s Disclosure Schedule 4.14(f), all Patents described in Seller’s Disclosure Schedule that have been issued to Seller are valid.

(g)           Except as otherwise described in Seller’s Disclosure Schedule 4.14(g), Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller’s Owned Intellectual Property. The Seller’s Disclosure Schedule 4.14(g) lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller’s Owned Intellectual Property, including the due date for any outstanding response by Seller in such proceedings. Except as otherwise described in Seller’s Disclosure Schedule 4.14(f), Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller’s Owned Intellectual Property.

(h)           None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by Seller, or which are currently under development, in each case Related to the Business, has infringed or, to Seller’s Knowledge, infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Seller, by conducting the Business as currently conducted or as proposed to be conducted, has not, to Seller’s Knowledge,  infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Except as otherwise described in Seller’s Disclosure Schedule 4.14(h)(i), Seller has not received any communication alleging that Seller has violated or, by conducting the Business as currently conducted or as proposed to be conducted, would violate, any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefor. Except as otherwise described in Seller’s Disclosure Schedule 4.14(h)(i), no Action has been instituted, or, to Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Seller Related to the Business and none of the Seller’s Intellectual Property is subject to any outstanding Order. Except as otherwise described in Seller’s Disclosure Schedule 4.14(h)(ii), to Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Seller Related to the Business or has otherwise misappropriated or is otherwise misappropriating any Seller’s Intellectual Property.

(i)           With respect to the Proprietary Information of Seller Related to the Business, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Seller Related to the Business that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information Related to the Business owned by Seller has been pursuant to the terms of binding written confidentiality and non-use agreement between Seller and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. Seller is, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. To Seller’s Knowledge, Seller is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Seller to use, Proprietary Information Related to the Business owned by such third party.

(j)           All current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property Related to the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Business (“Work Product Agreements”). True and complete copies of the Work Product Agreements have been provided to Buyer. To Seller’s Knowledge, no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Seller’s Owned Intellectual Property.

(k)           No employee, consultant or contractor of Seller has been, is or to Seller’s Knowledge, will be, by performing services for the Business, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s or contractor’s employment in the Business or any services rendered by such employee or contractor.

(1)           All Intellectual Property that has been distributed, sold or licensed to a third party by Seller Related to the Business that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Seller for the time period during which such representations and warranties apply.

(m)           Except as otherwise described in Seller’s Disclosure Schedule 4.14(m), the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise renegotiate Seller’s rights to own any of its Intellectual Property or its respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

(n)           As of the Closing Date, the lapse of U.S. Patent 5,925,039 has not impaired the use, value, or scope of any other Intellectual Property identified on Schedule 4.14(b) or 4.14(c).

4.15.       Intentionally Omitted.

4.16        Absence of Certain Changes or Events.  Since the Interim Balance Sheet Date to the date of this Agreement and to the Closing Date:

(a)           there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller;

(b)           Seller has not amended or changed, or proposed to amend or change, its Charter Documents in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;

(c)           Seller has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any equity security or debt security;

(d)           Seller has not (i) increased or modified the compensation or benefits payable or to become payable by Seller to any current or former directors, employees, consultants or contractors of the Business, (ii) increased or modified any Benefit Plan made to, for or with any current or former directors, employees or contractors of the Business, or (iii) entered into any employment, severance or termination agreement Related to the Business;

(e)           Seller has not sold, leased, transferred or assigned any property or assets Related to the Business, except for (i) the sale of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses, and (iii) the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice;

(f)            Seller has not incurred, assumed or guaranteed any Indebtedness Related to the Business;

(g)           Seller has not mortgaged, pledged or subjected to Liens any assets, properties or rights Related to the Business, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Permitted Liens;

(h)           Seller has not entered into, amended, modified, canceled or waived any rights under, any Material Contract and no Material Contract has been terminated or cancelled;

(i)            Seller has not taken any action outside the ordinary course of the Business;

(j)            there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;

(k)           there has not been any violation of, or conflict with, any applicable Law or any Business Authorization;

(l)            Seller has not agreed, or entered into any arrangement, to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article IV untrue or incorrect as of the date when made;

(m)           there has not been any material damage, destruction or loss with respect to the assets, properties and rights of the Business, whether or not covered by insurance;

(n)           Seller has not made any change in the accounting practices Related to the Business;

(o)           Seller has not made any Tax election, changed its method of Tax accounting or settled any claim for Taxes, in each case Related to the Business; and

(p)           Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

4.17        Contracts.

(a)           Except as set forth in Section 4.17 of the Seller’s Disclosure Schedule, Seller is not party to, or bound by, in each case Related to the Business:

(i)           any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves annual payments by Seller of $5,000 or more;

(ii)          any Contract or series of related Contracts for the sale by Seller of (A) materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $5,000 or more, or (B) pursuant to which Seller received payments of more than $5,000.

(iii)         any Contract that requires Seller to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)         any Contract or series of related Contracts that (A) continues over a period of more than six months from the date hereof or a (B) involves payments to or by Seller exceeding $5,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);

(v)         any partnership, joint venture or similar Contract;

(vi)        any distribution, dealer, representative or sales agency Contract;

(vii)       any Lease;

(viii)      any Contract for the lease of personal property which provides for payments to or by Seller;

(ix)         any Contract which provides for the indemnification by Seller of any Person, the undertaking by Seller to be responsible for consequential damages, or the assumption by Seller of any Tax, environmental or other Liability;

(x)          any Contract with any Governmental Entity;

(xi)         any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii)        any Contract for any capital expenditure or leasehold improvement in excess of $5,000;

(xiii)       any Contract which restrains the ability of Seller to engage or compete in any manner or in any business;

(xiv)       any Out-Bound License or In-Bound License;

(xv)        any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi)       any collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii)      any Contract that is an employment, consulting, termination or severance Contract other than those that are terminable at-will by Seller on less than 30 days’ notice;

(xviii)     any Contract that is otherwise material to Seller and not previously disclosed pursuant to this Section 4.17; and

(xix)  any verbal or implied Contract of employment with any Person.

(b)           Each Contract required to be listed in Section 4.17 of the Seller’s Disclosure Schedule (collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms. Seller has complied with and is in compliance in all material respects with, and to Seller’s Knowledge, all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract.

(c)           Seller is not, and to Seller’s Knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and Seller has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred to Seller’s Knowledge which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)           Seller has delivered accurate and complete copies of each Material Contract to Buyer.

(e)           All Contracts other than Material Contracts Related to the Business (collectively, the “Minor Contracts”) are in all material respects valid and enforceable in accordance with their terms. Seller is not and, to Seller’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and Seller has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured, except in either case where such default would not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Minor Contract, except where such violation, breach, remedy, acceleration, cancellation, termination or modification could not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller.

4.18        Sufficiency of Purchased Assets.

(a)           The Purchased Assets include as of the Closing Date all assets, properties and rights reflected in Schedule 2.6

(b)           The Purchased Assets will be sufficient for the conduct and operation of the Business by Buyer following the Closing in the same manner as conducted and operated by Seller on the Balance Sheet Date and Interim Balance Sheet Date and as currently conducted.

(c)           None of the Excluded Assets is material to the Business.

4.19        Litigation.

(a)           Except as listed in Section 4.19 of the Seller’s Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), in each case Related to the Business, (i) pending or, to Seller’s Knowledge, threatened against or affecting Seller, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.  To Seller’s Knowledge,  no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.  There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Business with respect to which Seller has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award, in each case Related to the Business, against or affecting Seller or any of its respective assets, properties or rights.

4.20        Employee Benefits.

(a)           The Seller’s Disclosure Schedule 4.20(a) sets forth a complete and accurate summary of all Benefit Plans maintained or contributed to by Seller for the benefit of any present or former directors, employees or contractors of the Business or with respect to which Seller otherwise has any present or future Liability (collectively, “Seller’s Benefit Plans”). A current, accurate and complete copy of Seller’s Benefit Plans has been provided to Buyer. Seller has no intent or commitment to create any additional Seller’s Benefit Plan or amend any Seller’s Benefit Plan.

(b)           Each Seller’s Benefit Plan has been and is currently administered in compliance with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Seller’s Benefit Plan. Seller’s Benefit Plans that are employee pension benefit plans (as defined in Section 3(2) of ERISA) and which are intended to be qualified under Section 401 (a) of the Code (a “Pension Plan”), have been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Seller’s Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)           Neither Seller nor any ERISA Affiliate nor any trustee or agent of any Seller’s Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Seller, any ERISA Affiliate or any trustee or agent of any Seller’s Benefit Plan to the Tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)           Seller nor any ERISA Affiliate has not been or is currently party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(e)           Schedule 4.20(e) sets forth the most recent census representing the Business Employees’ participation in the Benefit Plans.

(f)           There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Seller’s Knowledge, threatened against any Seller’s Benefit Plan, Seller, any ERISA Affiliate or any trustee or agent of any Seller’s Benefit Plan.

(g)           With respect to each Seller’s Benefit Plan to which Seller or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Seller’s Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(h)           Except for those sums to be distributed on or about September 15, 2011 in accordance with the Benefit Plan documents for Benefit Plan period ending December 31, 2010, full payment has been made of all amounts which Seller or any ERISA Affiliate was required to have paid as a contribution to any Seller’s Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans and prior to the date of this Agreement.

(i)            Each Seller’s Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and neither Seller nor any ERISA Affiliate has received any claim or notice that any such Seller’s Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(j)            Neither Seller nor any ERISA Affiliate is in default in performing any of its contractual obligations under any Seller’s Benefit Plan or any related trust agreement or insurance contract.

(k)           There are no material outstanding Liabilities of any Seller’s Benefit Plan other than Liabilities for benefits to be paid to participants in any Seller’s Benefit Plan and their beneficiaries in accordance with the terms of such Seller’s Benefit Plan.

(1)           Subject to ERISA and the Code, each Seller’s Benefit Plan may be amended, modified, terminated or otherwise discontinued by Seller or an ERISA Affiliate at any time without liability.

(m)          No Seller’s Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(n)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, employee or contractor of the Business to severance pay, unemployment compensation, deferral compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result (either alone or in conjunction with any other event) in the payment or series of payments by Seller or any of its Affiliates to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(o)           With respect to each Seller’s Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of Seller or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events occurring prior to the Closing.

(p)           Each Seller’s Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by Seller or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from Tax under Section 501 (a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(q)           With respect to each applicable Seller’s Benefit Plan that is a deferred compensation plan subject to Code Section 409A, each such plan complies with Code Section 409A and the IRS guidance and regulations issued pursuant thereto with respect to both the form of the document and the operations of the plan.

4.21        Labor and Employment Matters.

(a)           The Seller’s Disclosure Schedule 4.21(a) sets forth (i) a list of all Business Employees (including title and position) and contractors of the Business as of the date hereof, (ii) the compensation and benefits of each such Business Employee and contractor, (iii) the deferred compensation and bonus pay of each Business Employee; (iv) the length of service for each Business Employee, (v) the location of employment for each Business Employee, and (vi) the hours of vacation pay, holiday pay and other paid leave time earned or accrued based upon services performed prior to Closing.  The employment of all Business Employees and contractors may be terminated at any time with or without cause and without any severance or other Liability to Seller.

(b)           Seller is not a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been and there are not pending or, to Seller’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Business Employees. There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

(c)           Seller has complied in all respects with each, and is not in violation in any respect of any, Law relating to employer/employee relations in connection with the Business. There are, and have been, no violations of any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business. Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Business Employee or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)           Seller has timely paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)           Seller is not a party to any Contract which restricts Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof.  Seller has never effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off’ (as defined in the WARN Act), in either case affecting any site of employment or facility of Seller, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by Seller on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.  To the extent that liability should arise in this context, said liability shall be Seller’s sole responsibility.

(f)            Seller has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986.  The Seller's Disclosure Schedule 4.21f sets forth a true and complete list of all Employees working in the United States who are not U.S. citizens and a description of the legal status under which each such Employee is permitted to work in the United States.  All Employees who are performing services for Seller in the United States are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the transactions contemplated by this Agreement.

4.22        Environmental.

(a)           As used in this Agreement, the following words and terms have the following definitions:

(i)           The term “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

(ii)          The term “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or the assertion of any claim with respect to Pre-Closing Environmental Liabilities.

(iii)         The term “Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv)        The term “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-United States Law of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v)         The term “Environmental Permit” means any Authorization under Environmental Law and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vi)        The term “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including without limitation materials listed in 49 C.F.R. Section 172.101 and substances defined as hazardous pursuant to Section 101(14) of CERCLA.

(vii)       The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)           To Seller’s Actual Knowledge, Seller has obtained, and is in compliance with, all Environmental Permits required in connection with the Business and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Seller’s Disclosure Schedule 4.22(b). All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. To Seller’s Actual Knowledge, none of such Environmental Permits will be terminated or impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement. To Seller’s Actual Knowledge, Seller has been, and is currently, in compliance with all Environmental Laws and Seller has not received notice alleging that Seller is not in such compliance with Environmental Laws, in each case in connection with the Business.

(c)           There are no past, pending or to Seller’s Actual Knowledge, threatened Environmental Actions against or affecting Seller in connection with the Business, and Seller is not aware of any facts or circumstances which could be expected to form the basis for any such Environmental Action.

(d)           Seller has not entered into or agreed to any Order, and To Seller’s Actual Knowledge, Seller is not subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law, in each case in connection with the Business.

(e)           No Lien has been attached to, or asserted against, any assets, Real Property or rights in connection with the Business pursuant to any Environmental Law, and, to Seller’s Actual Knowledge, no such Lien has been threatened. To Seller’s Actual Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting the Real Property under Environmental Law.

(f)            Except as disclosed in Seller’s Disclosure Schedule 4.22(f), to Seller’s Actual Knowledge, there has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property currently owned, operated or leased by Seller in connection with the Business. To Seller’s Actual Knowledge, no Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against Seller.

(g)           Seller has not received a CERCLA 104(e) information request nor has Seller been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state Law, in each case in connection with the Business. Seller has not received any analogous notice or request from any non-United States Governmental Entity.

(h)           To Seller’s Actual Knowledge, there are no aboveground tanks or underground storage tanks on, under or about the Real Property. Seller, to Seller’s Actual Knowledge, has no knowledge  whether any aboveground or underground tanks previously situated on the Real Property currently owned, operated or leased by Seller in connection with the Business have been removed in accordance with all Environmental Laws or whether residual contamination, if any, remains at such sites in excess of applicable standards.

(i)            To Seller’s Actual Knowledge, there are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Real Property.

(j)            To Seller’s Actual Knowledge, there is no asbestos containing material or lead-based paint containing materials in at, on, under or within the Real Property.

(k)           To Seller’s Actual Knowledge, Seller has not in connection with the Business transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(1)           To Seller’s Actual Knowledge, none of the Real Property is an Environmental Clean-up Site.

(m)           Seller has provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of Seller with respect to the Real Property currently owned, operated or leased by Seller in connection with the Business in Seller’s possession, including, without limitation, the Phase I Environmental Site Assessment dated June 12, 1998, prepared by Environmental Site Assessments, Inc. in reference to the Alonquin Manor Shopping Center, 3401 Cane Run Road, Louisville, Kentucky.

4.23        Insurance.

(a)           The Seller’s Disclosure Schedule 4.23(a) sets forth (i) an accurate and complete list of each insurance policy and bond which covers the Business and Seller with respect to the Business (the “Policies”) and (ii) with respect to the Business, the cost of and/or loss runs for all pending claims and the claims history for Seller with respect to the Business during the current year to date and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           The Seller’s Disclosure Schedule 4.23(b) describes any self-insurance arrangement by or affecting the Seller with respect to the Business, including any reserves thereunder, and describes the Business’ allocated share of paid medical loss claims for all medical claims that were self-insured in the current year and the preceding three years.

(c)           All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. Such Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Contracts to which Seller is a party or by which it is bound in connection with the Business.

(d)           All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  Seller has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business.  To Seller’s Knowledge there is no threatened termination of any Policy.

(e)           Seller will keep in place all existing Policies through the Closing Date.

4.24        Product Warranty.

(a)           To Seller’s Knowledge, there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, shipped or licensed (“Products”), or any services rendered, by Seller in connection with the Business, beyond that set forth in the standard conditions of sale or service, copies of which are included in the Seller’s Disclosure Schedule 4.24.

(b)           To Seller’s Knowledge, each Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Seller in connection with the Business has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, shipped or licensed prior to Closing contains all, warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(c)           The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Seller in connection with the Business on or prior to the Interim Balance Sheet Date. The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, Seller in connection with the Business on or prior to the Closing.

4.25        Suppliers and Customers.

(a)           Section 4.25 of the Seller’s Disclosure Schedule sets forth with respect to the Business:

(i)           the Seller’s 20 largest suppliers by dollar volume based on the last twelve (12) months’ purchases;

(ii)          each supplier who constitutes a sole source of supply to the Business; and

(iii)         the Seller’s 20 largest customers by dollar volume based on the last twelve (12) months’ sales.

(b)           Except as set forth on Schedule 4.25(b) the relationships of the Business with each supplier and customer required to be listed in Section 4.25 of the Seller Disclosure are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Business. Seller has not received notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to the Business, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

4.26        Solvency.  Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement and the Ancillary Agreements. “Insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets.

4.27        Brokers or Finders.  Seller represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements, except whose fees and expenses will be paid by Seller.

4.28        Foreign Corrupt Practices Act.  Seller and its Affiliates (including any of their officers, directors, managers or any of their employees, agents, distributors or other Persons associated with or acting on their behalf), and to Seller’s Actual Knowledge, its suppliers and vendors, have not, directly or indirectly, taken any action which would cause any such entity to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to any such entity in any jurisdiction other than the United States (in each case, as in effect at the time of such action) or used any funds of any such entity for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

4.29       Completeness of Disclosure.  No representation or warranty by Seller in this Agreement, and no statement made by Seller in the Seller’s Disclosure Schedule, the Ancillary Agreements or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Seller’s Disclosure Schedule 4.29, there are no facts or circumstances of which Seller is aware that have had or could be expected to have, individually or in the aggregate, a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article V is true and correct as of the date hereof.

5.1          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2          Authority and Enforceability.  Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3          Litigation.  There is no Action pending or, to the Buyer’s Knowledge, threatened against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer.

5.4          Brokers or Finders.  Buyer represents, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.5          Allocation Statement.  The Allocation Statement, and any revision thereof pursuant to Section 2.7 of this Agreement, has been prepared in full compliance with Section 1060 of the Code and Treasury Regulations promulgated thereunder.

ARTICLE VI
COVENANTS OF BUYER AND SELLER

6.1          Regulatory Approvals.

(a)           Buyer and Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement.

(b)           Seller shall assist Buyer in identifying the Authorizations required by Buyer to operate and conduct the Business from and after the Closing Date and will either transfer current Business Authorizations of Seller to Buyer or assist Buyer in obtaining new Authorizations.

6.2           Public Announcements.  Neither Buyer nor Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer may, without such approval, make such press releases or other public announcement as it believes are required pursuant to its listing agreement with the New York Stock Exchange or applicable securities Laws.

6.3          Employees.

(a)           Buyer shall not be obligated to offer employment to any Business Employee.

(b)           Buyer may offer employment to any Business Employee on such terms and conditions as it deems appropriate in its sole discretion, such employment to be contingent upon and effective immediately following the Closing.  The Business Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to, collectively, as “Transferred Employees.”  Seller shall terminate the employment of all Transferred Employees immediately prior to the Closing.

(c)           Any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Business Employee (whether or not a Transferred Employee) on or prior to the close of business on the Closing Date shall be the sole responsibility of Seller including, but not limited to, wages and other remuneration due through the close of business on the Closing Date.

(d)           From and after the Closing Date, Buyer shall offer to Transferred Employees such Benefit Plans and arrangements as it deems appropriate in its sole discretion.  Buyer shall not assume any Liability under any Seller’s Benefit Plan.

(e)           All Transferred Employees who are participants in a Seller’s Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits under such plans as of the Closing Date, and Seller shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible for distribution of such pre-Closing Date accrued benefits under Seller’s Benefit Plans in accordance with Seller’s Benefit Plan documents.

(f)           Seller shall be liable for any severance, separation, deferred compensation or similar benefits that are payable under the WARN Act or other applicable Law (i) to any Person who is or was an employee of Seller and who is not a Transferred Employee, including any Person whose employment with the Business was terminated prior to the Closing (“Seller’s Employees”), and (ii) to Transferred Employees, to the extent that such Transferred Employee’s right to severance, separation, deferred compensation or similar benefits arises as a result of the transactions contemplated by this Agreement and the Ancillary Agreements to the extent accrued on or before the Closing Date.

(g)           Seller shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring in whole on or prior to the Closing, and (ii) Seller’s Employees. Buyer shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to Transferred Employees resulting from claims, events, circumstances, exposures, conditions or occurrences occurring in whole after the Closing Date.

(h)           Seller shall be liable for the administration and payment of all health and welfare Liabilities and benefits under the Seller’s Benefit Plans with respect to (i) Transferred Employees’ claims with service dates incurred on or prior to the last day of the month in which the Closing Date occurs, and (ii) Seller’s Employees. Buyer shall be liable for the administration and payment of all health and welfare Liabilities and benefits under Buyer’s Benefit Plans with respect to Transferred Employees participating therein resulting from claims with service dates incurred after the last day of the month in which the Closing Date occurs.

(i)            Seller shall retain and perform all Liabilities and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Seller’s Employees who are actively enrolled in Seller’s Benefit Plans on the Closing Date and their covered dependents; provided that Buyer shall perform all of its obligations and maintain all insurance under COBRA with respect to Transferred Employees that become eligible for coverage by any group health insurance plan of Buyer.

(j)            Except as expressly set forth in this Section 6.3 with respect to Transferred Employees, Buyer shall have no obligation with respect to any Business Employee or any other employee of Seller.

(k)           Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.3. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.

(l)            Notwithstanding anything contained herein to the contrary, Buyer agrees to assume from Seller and to be responsible for all vacation time/credit accrued prior to the Closing Date by the Business Employees who become Transferred Employees, accrual for which is reflected in the Seller’s financial statements.

6.4          Taxes.

(a)           Seller shall pay all federal, state, local and foreign sales, stamp, documentary and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of any of the Purchased Assets in accordance herewith whether imposed by Law on Seller or Buyer.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(c)           Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

6.5          Bulk Sales Laws.  Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

6.6          Discharge of Business Obligations After Closing.

(a)           From and after the Closing, Seller shall pay and discharge on a timely basis all of the Excluded Liabilities.

(b)           From, and after the Closing, if Seller or any of its respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to Seller within five Business Days after its receipt thereof.

(c)           Effective upon the Closing, Seller shall appoint Buyer as its true and lawful attorney-in-fact, in Seller’s name, but on behalf of Buyer to (i) receive and open all mail, packages and other communications addressed to Seller Related to the Business, and (ii) demand and receive all Accounts Receivable and endorse without recourse, subject to normal post-Closing adjustments between Buyer and Seller, the name of Seller on any check or any other evidences of Indebtedness received by Buyer on account of the Business and the Purchased Assets transferred to Buyer hereunder. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

6.7          Access to Books and Records.  Seller and Buyer shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

6.8          Further Assurances.  Buyer and Seller shall execute such documents and other instruments, and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements, (b) obtain assignments of all Assigned Contracts, and (c) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer’s request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.

ARTICLE VII
INDEMINIFICATION

7.1          Indemnification.

(a)           By Seller.  Seller covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, representatives and Affiliates (individually a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse Buyer Indemnified Parties for, any and all damages, including out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, resulting from, relating to or arising out of:

(i)           any material breach of any representation or warranty made by Seller in this Agreement;

(ii)          any failure of Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto;

(iii)         any Excluded Liabilities or Excluded Assets;

(iv)         any and all Taxes of Seller and Seller’s Affiliates;

(v)          any and all Benefit Liabilities in respect of Employees except, with respect to Transferred Employees, those Benefit Liabilities assumed by Buyer pursuant to Article VI;

(vi)         all Environmental Liabilities and Costs; and

(vii)        any product returns with respect to products manufactured (regardless of whether such products are finished goods or work in process) or sold prior to the Closing to the extent not reserved on the books.

Seller shall not be required to indemnify any Buyer Indemnified Party with respect to any claim for indemnification unless and until the aggregate amount of all claims against Seller exceeds $50,000.00 (“Indemnification Deductible”), at which time all claims shall be subject to recovery.  Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreements or otherwise, in no event shall the Buyer Indemnified Parties or any other Person be entitled to indemnification and/or damages of any and every kind and nature pursuant to this Section or any other Section of this Agreement in excess of $2,000,000.00 (the “Cap”).  The Cap shall not apply to (i) any matter set forth on Seller Disclosure Schedule 4.19; (ii) any act of fraud or intentional misrepresentation; (iii) any inaccuracy or breach of representation or warranty contained in Sections 4.2 (Authority and Enforceability), 4.3(No Conflicts, Consents), 4.8 (Taxes), or 4.11 (Title to Personal Property); (iv) any liability arising out of  7.1(a)(iii) or 7.1(a)(vii); or (v) any liability arising from the breach of the Non Compete Agreement delivered as a part of the Closing on this Agreement.

(b)           By Buyer.  Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (individually a “Seller Indemnified Party, and collectively, the “Seller Indemnified Parties”) from and against any and all damages resulting from, relating to or arising out of:

(i)           any material breach of any representation or warranty made by Buyer in this Agreement;

(ii)          any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto;

(iii)         any Assumed Liabilities and/or Assumed Assets; and

(iv)         all claims by a third party arising out of the conduct of the Operations of the Business, or Buyer’s ownership, operation or use of the Purchased Assets, following the Closing Date.

Buyer shall not be required to indemnify any Seller’s Indemnified Party with respect to any claim for indemnification unless and until the aggregate amount of all claims against Buyer exceed the Indemnification Deductible, at which time all claims shall be subject to recovery.

7.2          Claims.  Any Buyer Indemnified Party or Seller Indemnified Party claiming it may be entitled to indemnification under this Article VII (the “Indemnified Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article VII may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder. Failure to give prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent the Indemnifying Party is prejudiced by such failure.

(a)           Defense of Actions.  The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim by a third party with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary damages and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect thereof.  After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party.  As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a governmental entity relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense, but the Indemnified Party shall control such defense.  The Indemnified Party will not settle any such Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(b)           In the event of a claim that does not involve a third party, the Indemnified Party shall send a Notice of Claim to the Indemnifying Party. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of the Claim (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Claim. The Indemnifying Party will have 30 days from receipt of such Notice of Claim to dispute the Claim and will reasonably cooperate and assist the Indemnified Party in determining the validity of the claim for indemnity. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such Claim within 90 days after its receipt of the Notice of Claim, the Claim will be conclusively deemed subject to indemnification hereunder.

(c)           Limitation, Exclusivity.  No Claim for a breach of representation or warranty shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party within the period of survival set forth in Section 7.3.  So long as notice is timely given, the representation or warranty shall survive with respect to such Claim until such Claim is finally resolved.  This Article VII provides the exclusive means by which a party may assert Claims.

7.3          Survival of Representations and Warranties, etc.  The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, and a breach thereof shall give rise to a Claim under this Article VII, but only to the extent specified below:

(a)           except as set forth in clauses (b) and (c) below, the representations and warranties contained in Article IV (Seller’s Representations and Warranties) and Article V (Buyer’s Representations and Warranties) shall survive for a period of two (2) years following the Closing Date;

(b)           the representations and warranties contained in Sections 4.1, 4.2, 4.11 and 5.1 and 5.2 shall survive without limitation; and

(c)           the representations and warranties contained in Section 4.8 (Taxes) shall survive for the applicable statute of limitations period.

7.4.         Guaranty.  In consideration of the benefits to be received by Guarantor under this Agreement and as a condition to Buyer’s consummation of the transactions contemplated hereby, Guarantor hereby guarantees the full and prompt performance and payment, when due, of all obligations of Seller arising under this Article VII.  This Guaranty and Guarantor’s obligations hereunder shall survive the Closing for the same period that Seller’s obligations under this Agreement shall survive.  Guarantor's obligations hereunder shall not be released, discharged, affected, modified or impaired by reason of the happening from time to time of any event, including without limitation any one or more of the following:

a.	failure to give notice to Guarantor of the occurrence of a Claim under this Article VII; or

b.	the waiver of the payment, performance or observance by Seller of any of its obligations under this Article VII; or

c.	the extension of time for payment of or of the time for performance of any obligation under this Article VII; or

d.
the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Seller, or any of the assets of the Seller.

Guarantor hereby waives notice of (i) the acceptance of this Guaranty; (ii) the existence or creation of all or any of the obligations of Seller under this Article VII, (iii) any accommodation by Buyer to Seller, and (iv) the amount of any obligation of Seller under this Article VII which may exist from time to time.

7.5          Exclusive Remedy.  The Parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to claims based on specific performance, fraud, equitable remedies and/or intentional breach, the indemnification provisions of this Article VII shall survive for a period of two (2) years following the Closing Date, and are the sole and exclusive remedies of the parties pursuant to this Agreement, the Ancillary Agreements or otherwise.  The foregoing will not limit either (i) the right of any Party to this Agreement to enforce performance of this Agreement or (ii) the right of any Party to pursue any remedy provided in any document or agreement executed and delivered pursuant to this Agreement.

ARTICLE VIII
CONDITION PRECEDENT TO CLOSING

8.1.  Conditions to Seller’s Obligations.  The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

a.	Each and every representation and warranty made by Buyer shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

b.
All of Buyer’s Deliveries shall have been delivered or made available for delivery to Seller, conditioned only upon the delivery to Buyer of Seller’s Deliveries, and all other obligations of Buyer to be performed hereunder through, and including on, the Closing Date shall have been performed.

c.
No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or Person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

d.	The Buyer shall have executed and delivered to Seller a certificate as to compliance with the conditions set forth in Sections 8.1(a), (b) and (c).

Seller may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to Closing.

8.2.  Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

a.	Each and every representation and warranty made by Seller and Guarantor shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

b.
All of Seller’s Deliveries shall have been delivered or made available for delivery to Buyer, conditioned only upon the delivery to Seller of Buyer’s Deliveries, and all other obligations of Seller to be performed hereunder through, and including on, the Closing Date shall have been performed.

c.
No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek damages on account of, the consummation of the transactions contemplated hereby.

d.	The Seller shall have executed and delivered to Buyer a certificate as to compliance with the conditions set forth in Sections 8.2(a), (b) and (c).

e.
Seller shall have obtained consents of the non-Seller parties to the assignments of the following Assigned Contracts:  1) The landlord Commerce Center I, LLC for the existing space lease dated August 14, 2008; 2) The licensor Jacque Delahoussaye under the technology licensing agreement dated November 9, 2010; and 3) The licensor Hemitek, L.L.C. for the patent license agreement executed on September 5, 2002; and 4) the Processing Services Agreement between Sterigenics and Seller dated March 26, 2009.

f.	The Seller shall have negotiated and entered into a replacement supply agreement with Indica Chemical, Inc. in a form substantially the same as the form attached hereto as Exhibit D.

g.
The Seller shall have negotiated and entered into an Amendment to the Technology License Agreement between Jacque Delahoussaye and Olsen Medical, a division of PSC Industries, Inc. dated November 9, 2010, which Amendment shall be substantially in the same form as the form attached hereto as Exhibit E.

Buyer may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to Closing.

ARTICLE IX
MISCELLANEOUS

9.1          Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Symmetry Medical USA, Inc.
Attn:  David C. Milne
3724 N. State Road 15
Warsaw, IN  46582

With a required copy to:

Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, IN  46802
Attn:  Samuel J. Talarico, Jr.
Facsimile:  260-423-8920

If to Seller, to:

PMC Global, Inc. and PSC Industries, Inc.
Attn:  Thian Choy “TC” Cheong
12243 Branford Street
Sun Valley, CA  91352

With a required copy to:

PMC Global, Inc.
Attn:  General Counsel
12243 Branford Street
Sun Valley, CA 91352
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2          Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.3          Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

9.4          Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9.5          Governing Law.  This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Indiana, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Indiana.

9.6          Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) United States District Court of the Northern District of Indiana, Fort Wayne Division, and (b) the Allen County Superior Court for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court of the Northern District of Indiana, Fort Wayne Division or if such Action may not be brought in such court for jurisdictional reasons, in the Allen County Superior Court. Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth above shall be effective service of process for any Action in both the United States District Court of the Northern District of Indiana, Fort Wayne Division, and the Allen County Superior Court with respect to any matters to which it has submitted to jurisdiction in this Section 9.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court of the Northern District of Indiana, Fort Wayne Division, or (ii) the Allen County Superior Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

9.7          Counterparts and Signatures.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be affected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.  Electronic and/or facsimile signatures shall be deemed original signatures.

9.8          Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of the Indemnified Parties under Article VII, such Persons and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such Article VII and shall have the right to enforce Article VII in their own names.

9.9          Entire Agreement.  This Agreement and all the Ancillary Agreements, the Seller’s Disclosure Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Seller’s Disclosure Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Mutual Nondisclosure Agreement dated April 1, 2011 which shall continue in full force and effect in accordance with its terms.

9.10        Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11        Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12        Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

“BUYER”
SMA ACQUISITION LLC

By: Symmetry Medical International, Inc.

By:	/s/ David C. Milne
David C. Milne
Its:	SVP, General Counsel and Secretary

“SELLER”
PSC INDUSTRIES, INC.

By:	/s/ T.C. Cheong
T.C. Cheong
Its:	Executive Vice President & CFO

“GUARANTOR”
PMC GLOBAL, INC.

By:	/s/ T.C. Cheong
T.C. Cheong
Its:	Executive Vice President & CFO